EXHIBIT 5.1

C L I F F O R D C H A N C E	CLIFFORD CHANCE US LLP 31 WEST 52nd STREET NEW YORK NY 10019 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

February 2, 2005

Municipal Mortgage & Equity, LLC

621 East Pratt Street, Suite 300

Baltimore, Maryland 21202

Ladies and Gentlemen:

We have acted as counsel to Municipal Mortgage & Equity, LLC (“MuniMae”) in connection with the offer and sale by MuniMae of 2,575,000 of its common shares, no par value per share (“Common Shares”). The Common Shares are being sold pursuant to MuniMae’s Registration Statement on Form S-3 (File No. 333-121815) under the Securities Act of 1933, as amended (together with any amendments thereto, the “Registration Statement”).

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Common Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus supplement for the offering of the Common Shares dated February 2, 2005, the Common Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus and prospectus supplement, which are a part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP